SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  NYMAGIC, INC.
                                  -------------
                (Name of Registrant as Specified In Its Charter)

                    -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------

          (2) Aggregate number of securities to which transaction applies:

          -------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:

          -------------------------------------------------

          (5) Total fee paid:

          -------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          -------------------------------------------------

          (2) Form, Schedule or Registration Statement No.:

          -------------------------------------------------

          (3) Filing Party:

          -------------------------------------------------

          (4) Date Filed:

          -------------------------------------------------

                                  NYMAGIC, INC.
                               330 Madison Avenue
                            New York, New York 10017

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 16, 2000

                                                                April 20, 2000

     The Annual Meeting of Shareholders of NYMAGIC, INC. (the "Company") will be held at its offices at 330 Madison Avenue, New York, New York 10017 on May 16, 2000, at 9:30 A.M. for the following purposes:

     1. To elect the five directors who shall constitute Class II members of the Board of Directors to hold office for the following three years or, if Proposal 2 is approved and becomes effective, until the next annual meeting of shareholders;

     2. To consider and act upon a proposal to approve an amendment to the Company's Certificate of Incorporation to eliminate the requirement that the Directors be divided into three classes;

     3. To consider and act upon a proposal to ratify the re-appointment of KPMG LLP as the independent public accountants for the year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting.

     All of the above matters are more fully described in the accompanying Proxy Statement.

     The close of business on April 6, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting. In order that your shares may be represented at this meeting and to assure a quorum, please mark, date, sign and return the enclosed form of proxy promptly. A postage paid, return addressed envelope is enclosed. In the event you are able to attend in person, we will cancel the proxy at your request.

                                                     Paula-Jane Seidman
                                                     Corporate Secretary

                                 Proxy Statement

                         Annual Meeting of Shareholders
                                       of
                                  NYMAGIC, INC.

                                                               April 20, 2000

     This Proxy Statement and accompanying form of proxy are being sent to the shareholders of NYMAGIC, INC., a New York corporation ("NYMAGIC" or the "Company"), on or about April 20, 2000, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders, and any adjournment thereof (the "Annual Meeting"), to be held at 9:30 A.M. at the offices of the Company at 330 Madison Avenue, New York, New York 10017 on May 16, 2000.

     It is the policy of the Company that all proxy (voting instructions) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, which receives, inspects and tabulates the proxies. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented will be voted in accordance with the shareholder's instructions. If a proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted FOR all nominees for director identified on page 3, FOR the proposal to approve an amendment to the Company's Certificate of Incorporation to eliminate the requirement that Directors be divided into three classes and FOR the proposal to ratify the re-appointment of KPMG LLP as independent public accountants for the year ending December 31, 2000. Any shareholder of NYMAGIC may revoke any proxy given pursuant to this solicitation by written notice delivered to the Corporate Secretary of the Company at any time prior to its use or by voting in person at the Annual Meeting.

     The form of proxy provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any proposal if the shareholder chooses to do so. Directors are elected by a plurality of the votes cast; approval of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of all outstanding shares entitled to vote thereon. Each other matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included. For purposes of determining the number of votes cast with respect to any voting matter, abstentions and broker non-votes will not be included; however, for purposes of the proposal to amend the Company's Certificate of Incorporation, an abstention or a broker non-vote will be the equivalent of a vote AGAINST such proposal.

     The principal executive offices of NYMAGIC are located at 330 Madison Avenue, New York, New York 10017 [telephone (212) 551-0600].

                                  INTRODUCTION

     This Proxy Statement is being furnished to the holders of shares of Common Stock, $1.00 par value per share of the Company (the "Common Stock" or "NYMAGIC Common Stock"), in connection with the solicitation of proxies by the Board of Directors of NYMAGIC (the "Board" or "Board of Directors") for use at the Annual Meeting of Shareholders to be held on May 16, 2000, at 9:30 A.M., local time, at the offices of NYMAGIC located at 330 Madison Avenue, New York, New York 10017 and at any adjournment thereof. This Proxy Statement and the accompanying Notice of Meeting of Shareholders and form of proxy, together with a copy of the Company's Annual Report, are first being mailed to shareholders of NYMAGIC on or about April 20, 2000.

     Only shareholders of record of NYMAGIC Common Stock outstanding as of the close of business on April 6, 2000, will be entitled to vote. On April 6, 2000, there were 9,204,652 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. John N. Blackman, Jr., Mark W. Blackman and their mother, Louise B. Tollefson (collectively, the "Blackman Family") and Howard S. Tuthill, III, as trustee of the Louise B. Tollefson Florida Intangible Tax Trust (of which Mrs. Tollefson is the sole beneficiary), own in the aggregate 5,075,309 shares or approximately 55.14%, of the outstanding NYMAGIC Common Stock. The Blackman Family and the trustee of the Louise B. Tollefson Florida Intangible Tax Trust have indicated that, with respect to the proposals set forth herein, they will vote in favor of Proposals No. 1, No. 2 and No. 3.

     A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders during ordinary business hours at the offices of NYMAGIC located at 330 Madison Avenue, New York, New York, 10017 for a period of ten days before, and at the time and place of, the Annual Meeting.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of NYMAGIC. Although not involved in day-to-day operations, members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them on a regular basis and by operating and financial reports at the Board and committee meetings made by the Chairman and other officers of the Company.

     NYMAGIC's Amended and Restated By-Laws provide for a Board of Directors consisting of not fewer than 9 nor more than 19 directors divided into three classes as nearly equal in number as possible. Effective as of the date of the Annual Meeting, the Board has fixed the number of directors at 15.

     Five directors, who shall constitute Class II members of the Board of Directors, are to be elected at the Annual Meeting, each to hold office for three years. If, however, the proposal to approve an amendment to the Company's Certificate of Incorporation to eliminate the requirement that Directors be divided into three classes is approved and the related amendment is filed with the New York Department of State, the term of each director will expire at the Company's Annual Meeting of Shareholders to be held in 2001.

     The Board of Directors has nominated Jonathan S. Bannett, Mark W. Blackman, Charles A. Mitchell, William R. Scarbrough and Louise B. Tollefson to serve as Class II Directors and, unless otherwise marked, a proxy will be voted FOR the election of such persons. In the event any one or more of such nominees unexpectedly shall become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such persons as may be designated by the Board of Directors.

     THE BOARD RECOMMENDS A VOTE "FOR" THE FIVE NOMINEES LISTED BELOW.

     The following presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on committees of the Board of Directors of the Company, business experience during the last five years and directorships held in other business corporations.

                         Nominees for Class II Directors

              Name           Age   Director Since        Position
Jonathan S. Bannett (3)(5)    43         1999        Director
Mark W. Blackman (1)(4)(5)    48         1979        Director
Charles A. Mitchell           51         1981        Vice President and Director
William R. Scarbrough (3)     71         1995        Director
Louise B. Tollefson (2)(4)    76         1986        Director

(1) Member of Executive Committee.
(2) Member of Finance Committee.
(3) Member of Audit Committee.
(4) Member of Stock Option and Compensation Committee.
(5) Member of the Nominating Committee.

     Jonathan S. Bannett is a Senior Vice President of Penn Independent Corp., an insurance agency.

     Mark W. Blackman was President of the Company from 1988 until September 1998. He was employed by the Company or its subsidiaries from 1977 until September 1998. He is the son of Louise B. Tollefson and the brother of John N. Blackman, Jr.

     Charles A. Mitchell has been a Vice President of the Company since 1981. He has been employed by the Company or its subsidiaries since 1976.

     Until his retirement in 1993, William R. Scarbrough was a Vice President and director of Wm. H. McGee & Co., Inc., a marine and property insurance company.

     Louise B. Tollefson has been a director of the company since 1986. She is the wife of Bennett H. Tollefson and the mother of John N. Blackman, Jr. and Mark W. Blackman.


                     Class III Directors - Term Ending 2001

              Name                Age         Director Since      Position
Jean H. Goulding                   58               1976          Director
John Kean, Jr.(4)                  75               1991          Director
Edward J. Waite, III (2)(3)        53               1999          Director
Glenn R. Yanoff (2)                44               1999          Director

(2) Member of Finance Committee.
(3) Member of the Audit Committee.
(4) Member of Stock Option and Compensation Committee.

     Jean H. Goulding was employed by the Company or its subsidiaries from 1965 to 1992 and served as Executive Vice President-Underwriting from 1988 until her retirement in 1992. Ms. Goulding served as acting President of the Company from September 1998 until March 1999.

     Until his retirement in 1991, John Kean, Jr. was a Senior Vice President and director of Guy Carpenter & Co., Inc., a reinsurance intermediary.

     Edward  J.  Waite,  III is the  President  and  managing  member of Waite &
Associates, LLC, a private investment firm. He serves as Chairman and Chief Executive Officer of Fiber-Tec, Inc., a manufacturer of non-woven textiles, and as a director of Niadyne, Inc. Previously, he was Vice President, General Counsel and Secretary of General Chemical Corporation and was also the Chief Legal Officer and Secretary of Crompton & Knowles Corporation.

     Glenn R. Yanoff is the Chief Executive Officer and President of Crackerjack Systems, Inc., a corporation which provides services to the insurance industry, where he has been employed since 1996. He has served as an Assistant Secretary and Assistant Treasurer of North Sea Insurance Company for more than the last five years. Mr. Yanoff is also Vice President and an insurance underwriter with
I. Arthur Yanoff & Co., Ltd.

                     Class I Directors - Term Ending 2002*

              Name              Age     Director Since          Position
John R. Anderson (2)             56           1999       Director
Robert W. Bailey (4)(5)          66           1999       Chairman and Chief
                                                         Executive Officer
                                                         and Director
John N. Blackman, Jr.            53           1975       Director
(1)(2)(4)(5)
Costa N. Kensington (3)          52           1999       Director
William A. Thorne (1)(2)(4)      74           1972       Director
Bennett H. Tollefson (1)(2)(4)   80           1999       Director

(1) Member of Executive Committee.
(2) Member of Finance Committee.
(3) Member of Audit Committee.
(4) Member of Stock Option and Compensation Committee.
(5) Member of the Nominating Committee.

     John R. Anderson has been the President and owner of Cedarhill Consultants, Inc. since February 1999. He was a 50% owner of the Compain-Anderson Group, Inc., a general agency of Guardian Life Insurance Company, from 1991 through February 1999. He is currently a sales consultant for the S&W Agency, Inc., another Guardian Life Insurance Company general agency.

     Robert W. Bailey became Chairman and Chief Executive Officer of the Company in December 1999, having served as acting Chairman from June 1999 and as acting Chief Executive Officer from August 1999. Until April 1999, Mr. Bailey was Senior Vice President of AON Re, Inc., a reinsurance intermediary and a subsidiary of The AON Group. He is also a director of the Kenmark Companies, which provide various processing services for the insurance industry. Prior to his position as Senior Vice President of AON Re, Inc., Mr. Bailey was President and Chief Operating Officer of BEP International, a reinsurance intermediary and a subsidiary of Sodarcan, and a member of the executive management committee.

     John N. Blackman, Jr. served as Chairman of the Board of the Company from 1988 through September 1998. He was employed by the Company or its subsidiaries from 1973 until September 1998. Mr. Blackman is the son of Louise B. Tollefson and brother of Mark W. Blackman.

     Costa N. Kensington is a founder and has been a member of Kensington & Ressler, LLC, a New York City law firm, for over 20 years.

--------

* The term of the Class I Directors would expire in 2001 if the proposal to approve an amendment to the Company's Certificate of Incorporation to eliminate the requirement that Directors be divided into three classes is approved and the amendment becomes effective.

     William A. Thorne has been employed by Hydrocarbon Products Company, Inc. as Treasurer and has been its Chairman of the Board since March 1983.

     Bennett H. Tollefson is an engineer who operated Tollefson Associates, an engineering and sales agency for 35 years. He previously worked for General Electric Corporation and the Atomic Energy Commission. He is President and a member of the Board of Directors of the Rochester Hemophilia Foundation. Mr. Tollefson is the husband of Louise B. Tollefson.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     NYMAGIC currently has standing Executive, Nominating, Audit, Finance and Stock Option and Compensation Committees.

     The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the full Board of Directors.

     The Audit Committee's responsibilities include (i) reviewing the Company's external and internal audit functions and the adequacy of the internal accounting and financial controls, (ii) reviewing with the independent auditors their report on the Company's financial statements and (iii) reviewing the professional services proposed to be provided by the independent auditors to consider the possible effect of such services on their independence.

     In accordance with the Company's Amended and Restated By-Laws, the Board of Directors established a Nominating Committee in March 2000. The Nominating Committee is responsible for recommending qualified candidates for the Director positions whose terms are to expire or are vacant. The Nominating Committee provides a report to the Board of Directors setting forth certain information about each candidate it is recommending. Any Director may recommend other candidates for available Director positions, provided that specified information about such candidate is given. The Nominating Committee will consider responsible recommendations by shareholders of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and addressed to the Corporate Secretary of the Company and must provide the information about the candidate which the Company would need to include in any Proxy Statement for the election of Directors as well as the consent of the candidate to being named in the proxy material and to serving if elected. By accepting a shareholder recommendation for consideration, the Nominating Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act.

     The Finance Committee monitors and reviews the Company's financial position and investments.

     The  Stock   Option  and   Compensation   Committee  is  charged  with  the
administration of the Company's Stock Option Plan and the review and approval of the Company's salary structure and benefit packages.

     During 1999, the Board held five meetings and the Executive Committee, the Audit Committee, the Finance Committee and the Stock Option and Compensation Committee held 0, 4, 4 and 4 meetings, respectively. The current members of each Committee are identified under "PROPOSAL 1: ELECTION OF DIRECTORS." During 1999, each of the Company's current directors attended 75% or more of the aggregate of the meetings of the Board and of each Committee on which he or she served, held while he or she was a Director.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, position, age and year first elected for each of the persons currently serving as an executive officer of the Company. Each executive officer was elected to serve until the organization meeting of the Board following the Annual Meeting or until his or her earlier death, resignation or removal.

Name                     Office                        Age    Year First Elected

Robert W. Bailey         Chairman and Chief            66           1999
                         Executive Officer

Lawrence S. Davis        Executive Vice President      52           2000
                         and Chief Operating Officer

George F. Berg           Vice President                58           1997

Charles A. Mitchell      Vice President                51           1981

Thomas J. Iacopelli      Chief Financial Officer       39           1989

Paula-Jane Seidman       Vice President, General       54           1999
                         Counsel and Corporate
                         Secretary

     A description of Mr. Bailey's and Mr. Mitchell's business experience appears herein under "PROPOSAL NO. 1: ELECTION OF DIRECTORS." Set forth below is a description of the business experience of the other executive officers of the Company during the last five years.

     Mr. Davis became Executive Vice President and Chief Operating Officer of the Company in February 2000. Prior to joining the Company, Mr. Davis was Senior Vice President of AON RE, Inc., a reinsurance intermediary. Prior to his position at AON Re, Inc., Mr. Davis was Vice President and Regional Manager of BEP International Corporation, a reinsurance intermediary.

     Mr. Berg has been Vice President-Claims of the Company since 1997. Prior to his position at the Company, Mr. Berg was Vice President-Claims for the Home Insurance Company since 1984.

     Mr. Iacopelli has been Chief Financial Officer of the Company since 1989.

     Ms. Seidman has been Vice President, Secretary and General Counsel of the Company since September 1999, after having served as Assistant Vice President of the Company since 1997. Prior to joining the Company, Ms. Seidman was Director and Counsel for the Home Insurance Company/Risk Enterprise Management Ltd. since 1986.


                       COMPENSATION AND OTHER INFORMATION

Compensation of Directors

     Directors who are not also officers of the Company receive $8,000 and shares of the Company's Common Stock in an amount equal to $10,000 as an annual retainer, plus an additional $1,000 for each meeting of the Board of Directors and $750 for any Committee meeting attended. Directors who are also officers of the Company receive $350 for each meeting of the Board of Directors and any Committee meeting attended. All Directors of the Company's subsidiaries receive $250 for each meeting of the Board of Directors and $100 for any Committee meeting attended.

     In 1998, Mark W. Blackman entered into a termination of employment agreement with the Company. Pursuant to that agreement, Mr. Blackman received an annual salary for 1999 of $317,500 and a lump-sum payment of an equal amount in 2000.

     During 1999, the Company paid Jean H. Goulding $143,000 for her services as acting President from January 1, 1999 through March 31, 1999.

     For a description of compensation paid to Mr. Bailey and Mr. Mitchell, see "COMPENSATION OF EXECUTIVE OFFICERS."


Compensation of Executive Officers

     The following Summary Compensation Table shows the compensation paid by the Company for services rendered during fiscal years 1999, 1998 and 1997 to each person who served as Chief Executive Officer of the Company at any time during 1999, to the other four most highly compensated executive officers of the Company as of December 31, 1999 whose salary and bonus exceeded $100,000 in 1999 and to James A. Lambert who ceased to serve as Chief Operating Officer, General Counsel and Secretary on March 31, 1999.


                                                SUMMARY COMPENSATION TABLE

                                           Annual Compensation                      Long Term Compensation Awards
                                        --------------------------                  -----------------------------
                                                                             Restricted
                                                         Other Annual        Stock                       All Other
Name and                         Salary       Bonus      Compensation        Awards      Options/       Compensation
Principal Position      Year     ($)          ($)        ($)                 ($)         SAR's (#)      ($)(1)
------------------      ----     ---------    --------   -----------------   ----------  ----------     ------------

Robert W. Bailey        1999     156,462         35,000           -0-          -0-        50,000               -0-
Chairman and Chief
Executive Officer (2)

George F. Berg          1999     186,000        187,000           -0-          -0-           -0-           12,000
Vice President          1998     175,000          3,000           -0-          -0-           -0-           24,000
                        1997     163,125         13,000           -0-          -0-           -0-           24,000

Charles A. Mitchell     1999     169,192        170,000           -0-          -0-           -0-           12,000
Vice President          1998     159,000          3,000           -0-          -0-           -0-           24,000
                        1997     149,224         13,000           -0-          -0-           -0-           24,000

Thomas J. Iacopelli     1999     145,210        154,500           -0-          -0-        10,000           12,000
Chief Financial         1998     135,772          3,000           -0-          -0-           -0-           20,816
Officer                 1997     128,280         13,000           -0-          -0-           -0-           21,892

Paula-Jane Seidman      1999     130,369         71,000           -0-          -0-           -0-           12,000
Vice President,         1998     121,462          2,000           -0-          -0-           -0-           18,520
General Counsel and     1997      85,554          6,000           -0-          -0-           -0-           13,583
Corporate Secretary

Sergio B. Tobia         1999     195,501           -0-            -0-          -0-           -0-              -0-
Chairman and Acting     1998     242,499           -0-            -0-          -0-           -0-              -0-
Chief Executive
Officer (3)

Vincent T. Papa         1999     174,087        225,000           -0-          -0-        80,000              -0-
President and Chief
Executive Officer (4)

James A. Lambert        1999      94,012        340,688           -0-          -0-           -0-          531,374(6)
Chief Operating         1998     266,149          5,000           -0-          -0-           -0-           24,000
Officer, General        1997     245,316         35,000           -0-          -0-           -0-           24,000
Counsel and Secretary
(5)

(1) The amounts shown in this column, represent contributions made by the Company on behalf of the officers listed pursuant to the terms of the Company's defined contribution retirement plans ("retirement benefits").

(2) Mr. Bailey became acting Chief Executive Officer in August 1999 and was elected Chairman and Chief Executive Officer in December 1999.

(3) Mr. Tobia served as Chairman and acting Chief Executive Officer from September 1998 to March 1999.

(4) Mr. Papa served as President and Chief Executive Officer from March 1999 to August 1999.

(5) Mr. Lambert ceased to serve as Chief Operating Officer, General Counsel and Secretary on March 31, 1999.

(6) This amount represents payments to Mr. Lambert made under the Company's Executive Severance Pay Plan in connection with his ceasing to serve as Chief Operating Officer, General Counsel and Secretary. No amount was contributed in 1999 on behalf of Mr. Lambert pursuant to the Company's defined contribution retirement plans.

    Employment Contracts and Termination of Employment and Change-in-Control
                                  Arrangements

     The Company does not maintain any employment contracts or termination of employment or change-in-control agreements with its executive officers.

                            Stock Option Grant Table

                  The following table sets forth information regarding stock option grants to the persons named in the Summary Compensation Table during 1999.


                                                    Individual Grants

                          -----------------------------------------------------------------------
                          Number of           Percent of                                          Potential Realizable
                          Securities          Options                                             Value at Assumed Annual
                          Underlying          Granted to                                          Rates of Stock Price
                          Options Granted     Employees in     Exercise Price   Expiration        Appreciation for Option
Name                      (#)                 1999             ($/Sh)           Date              Term (1)
----                      -----------------------------        ---------------  ------------      -----------------------
                                                                                                  5% ($)         10%($)
                                                                                                  ------         ------

Robert W. Bailey             30,000(2)          21.4               12.59         9/15/09          269,787       653,313
                             20,000(2)          14.3               12.05         12/21/09         151,563       384,092
George F. Berg                   -0-            -0-                -0-             -0-               -0-            -0-
Charles A. Mitchell              -0-            -0-                -0-             -0-               -0-            -0-
Thomas J. Iacopelli          10,000(3)           7.1               12.59         9/15/09           89,929       217,771
Paula-Jane Seidman               -0-            -0-                -0-             -0-               -0-            -0-
Sergio B. Tobia                  -0-            -0-                -0-             -0-               -0-            -0-
Vincent T. Papa              80,000(4)          57.1               13.95           (4)               -0-            -0-
James A. Lambert                 -0-            -0-                -0-             -0-               -0-            -0-


----------

(1) The values shown assume that the price of the Common Stock will appreciate at the annual rates shown. These rates are arbitrarily assumed rates established by the Securities and Exchange Commission (the "SEC") and are not intended as a forecast of future appreciation. The actual gain, if any, realized by the recipient will depend upon the actual performance of the Common Stock.

(2) These options vest in three equal installments on the first three anniversaries of the date of grant.

(3)  These  options  vest  in  five  equal   installments   on  the  first  five
     anniversaries of the date of grant.

(4)  The options to Mr. Papa are no longer outstanding.

                      Option Exercises and Year-End Values

     The following table shows stock options exercised by persons named in the Summary Compensation Table in 1999, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options that represent the spread between the exercise price of any such existing stock options and the year-end price of the NYMAGIC Common Stock.



                                                              Number of Unexercised           Value of Unexercised
                                                                   Options at                In-the-Money Options at
                                                              December 31, 1999 (#)           December 31, 1999 ($)
                                                            -------------------------       -----------------------
                          Shares
                          Acquired on     Value
Name                      Exercise (#)    Realized ($)   Exercisable     Unexercisable    Exercisable     Unexercisable
----                      -------------   ------------   -----------     -------------    -----------     -------------

Robert W. Bailey               -0-             -0-               -0-          50,000           -0-             40,675
George F. Berg                 -0-             -0-            4,000            4,000           -0-                 -0-
Charles A. Mitchell            -0-             -0-           13,000            2,000           -0-                 -0-
Thomas J. Iacopelli            -0-             -0-            8,500           11,500           -0-              5,975
Paula-Jane Seidman             -0-             -0-               -0-              -0-          -0-                 -0-
Sergio B. Tobia                -0-             -0-               -0-              -0-          -0-                 -0-
Vincent T. Papa                -0-             -0-               -0-              -0-          -0-                 -0-
James A. Lambert               -0-             -0-               -0-              -0-          -0-                 -0-


                                Retirement Plans

     The Company maintains two retirement plans for the benefit of employees. Both plans provide for 100% vesting upon completion of two years of service. The Money Purchase Plan provides for a yearly contribution equal to 7-1/2% of an employee's cash compensation, subject to certain limitations under the Internal Revenue Code, for each year of service during which the employee has completed 1,000 hours of service and is employed on the last day of the plan year. The Profit Sharing Plan does not provide for any specified level of contribution but any contribution made is subject to the restrictions set forth above for the Money Purchase Plan. For the most recent plan year, the Company made no contribution under the Profit Sharing Plan. The Company's contributions for 1999 under the Money Purchase Plan for the benefit of Mr. Bailey, Mr. Berg, Mr. Mitchell, Mr. Iacopelli, Ms. Seidman, Mr. Tobia, Mr. Papa and Mr. Lambert were $0, $12,000, $12,000, $12,000, $12,000, $0, $0, and $0, respectively. The
Company does not maintain any defined benefit retirement plans.

             Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports which they file.

     The Company prepares Section 16(a) reports on behalf of its officers and directors based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, except as described below, in 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that Mrs. Tollefson and Howard S. Tuthill III, trustee of the Louise B. Tollefson Florida Intangible Tax Trust, were late in filing reports of Mrs. Tollefson's transfer of Common Stock to such Trust in December 1999.

                       Share Investment Performance Graph

     In accordance with SEC rules, set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock to the total return of the S&P 500 Index and a peer group (1) of the Company's competitors, obtained from Value Line, Inc. for the period of five fiscal years commencing January 1, 1995 and ending December 31, 1999, assuming $100 invested in the Company's Common Stock and in each index on January 1, 1995 and assuming reinvestment of dividends.

     Although inclusion of a share performance graph in this Proxy Statement appears to suggest that Executive Compensation should be based on stock performance alone, the Stock Option and Compensation Committee of the Board of Directors considers many factors in determining compensation. See "Compensation Committee Report."

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Share Investment Performance Graph and the Compensation Committee Report contained in this Proxy Statement shall not be incorporated by reference into any such filings.

                              [PERFORMANCE GRAPH.]

----------

(1) Based on information for a peer group of the Company's competitors as obtained from and compiled by Value Line, Inc., which includes the following companies: 20th Cent. Inds. Cal. (TW), Berkley W.R. Corp. (BKLY), Chubb Corporation (CB), Cincinnati Financial Corp., (CINF), USF&G Corporation (FG), Fremont General Corp. (FMT), Frontier Insurance Group
     (FTR), Gainsco Inc. (GNA), General Reinsurance Corporation (GRN), Hartford Steam Boiler (HSB), Orion Capital Corp. (OC), Ohio Casualty Corp. (OCAS), Progressive Corp. Ohio (PGR), SAFECO Corporation (SAFC), Selective Insurance Group, Inc. (SIGI), and St. Paul Insurance Co. (SPC), all of which were included in the prior year's peer group. The following companies were added to the peer group this year by Value Line, Inc.: Ace, Ltd.
     (ACL), Allmerical Financial (AFC), Allstate Corp. (ALL), American Financial Group (AFG), Hartford Financial (HIG), Market Corp. (MKL), Mercury General
     (MCY), NAC Re. Corp. (NRC), Old Republic (ORI), and Transatlantic  Holdings
     (TRH).

     Comparison of Five-Year Cumulative Total Return for NYMAGIC, INC., Standard & Poors 500 and Value Line Insurance: Prop/Cas Index* (Performance Results Through 12/31/99)

            NYMAGIC, INC.          Standard & Poors 500         Insurance:
                                                                 Prop/Cas
1994                $100.00              $100.00                 $100.00
1995                  94.72               137.50                  140.52
1996                 102.50               169.47                  179.66
1997                 159.73               226.03                  277.08
1998                 122.18               290.22                  281.31
1999                  79.89               349.08                  234.89

*Cumulative total return assumes reinvestment of dividends.

Source: Value Line, Inc. Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                         Compensation Committee Report

     The Stock Option and Compensation Committee of the Board of Directors (the "Committee") meets quarterly and reviews certain aspects of the Company's compensation as it affects executives and non-executives alike. The Committee's review procedures during 1999 are summarized below. In June 1999, the composition of the Committee was substantially changed following the Company's 1999 Annual Meeting of Shareholders.

          o The Company develops compensation data for all employees utilizing national and regional surveys for the insurance and brokerage industries. The Company's executive positions are matched to comparable survey positions and compensation data. The referenced surveys for the insurance and brokerage industries do not disclose the identities of individual participants. Survey data for comparable executive positions is not generally available. The Committee uses such survey data in connection with reviewing salaries on an individual basis. The objective is to provide each such officer with sufficient compensation to cause him or her to maintain continued employment with the Company.

          o The Committee reviewed the compensation levels of the current Chairman and Chief Executive Officer in conjunction with the information developed from industry surveys. The Committee compares current salaries of the Company's Chairman and Chief Executive Officers with those salaries of executives in similar positions in the insurance industry. It is the Committee's objective to maintain a salary level which is consistent with the mid point range of salaries. There are no specific performance goals for the current Chairman and

               Chief Executive Officer and no performance related compensation incentives other than options.

          o The Committee reviewed the compensation levels for executive officers excluding the current Chairman and Chief Executive Officer within the context of salary recommendations for such officers and the industry salary information. The Committee does not utilize performance objectives for executives and senior officers as such are deemed inappropriate for the industry and markets within which the Company competes. Rather, the Committee balances the competitive marketplace pressures which might cause an officer to leave the Company along with corporate needs in the context of the recommendations of the current Chairman and Chief Executive Officer. It is the Committee's objective to maintain quality management without increasing the Company's salary expense beyond the median range indicated by the compensation surveys. No specific relationship between corporate performance for the last fiscal year and each element of compensation was considered by the Committee in determining executive compensation in general or the current Chairman and Chief Executive Officer's compensation in particular. Bonuses are generally awarded based upon length of service and job responsibilities.

          o In connection with the review of non-cash compensation of executives and senior officers, the current Chairman and Chief Executive Officer from time to time, makes recommendations to the Committee with respect to the award or repricing of options pursuant to the Company's Stock Option Plan. Through the use of options which vest over a three to ten year period and a competitive base salary, the Committee attempts to meet competitive marketplace pressures while at the same time focusing long-term compensation gains for officers on areas which provide similar benefits to shareholders generally. The options are awarded in a quantity designed to be sufficient to provide each option recipient with an incentive to maintain continued employment with the Company. No outside factors other than comparative surveys were considered by the Committee in determining each element of compensation. In particular, the Committee did not consider the amounts of options outstanding or previously granted or the aggregate size of current awards in deciding to award additional options, although the repricing of previous grants was taken into consideration.

          o Payments made by the Company to Mr. Papa were made in accordance with an Employment Agreement between the Company and Mr. Papa. The terms of this Employment Agreement were established through arm's length negotiations between Mr. Papa and representatives of the Company. In its negotiations with Mr. Papa, the Company retained an independent consultant.

     The Company has reviewed the recent amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which limit the deductibility of executive compensation paid to the chief executive officer and certain other executive officers to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or regulations. The Committee does not believe that annual cash compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and has therefore concluded that no action with respect to qualifying such compensation for deductibility was necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                               Respectfully submitted,
                                               John Kean, Jr., Chairman
                                               Robert W. Bailey
                                               John N. Blackman, Jr.
                                               Mark W. Blackman
                                               William A. Thorne
                                               Louise B. Tollefson
                                               Bennett H. Tollefson

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 1, 2000 or as otherwise indicated, with respect to beneficial ownership of NYMAGIC Common Stock by beneficial owners known by the Company to own more than 5% of such stock, directors and nominees, each executive officer named in the Summary Compensation Table, and all directors and officers as a group. Except as described in the notes below, all owners listed have sole power to vote and dispose of the shares held by them.


                                                       Amount and Nature             Percent of Common Stock
Name                                                      of Ownership                     Outstanding
----                                                      ------------                     -----------
Dimensional Fund Advisors, Inc.                             636,100 (1)                       6.73%
    1299 Ocean Avenue - 11th Floor
    Santa Monica, CA 90401
Howard S. Tuthill, III, as Trustee                        1,080,667 (2)                      11.74%
    of the Louise B. Tollefson
    Florida Intangible Tax Trust
    Four Stamford Plaza
    Stamford, CT 06904
Robert G. Simses and First Union National                   733,944 (3)                       7.79%
Bank, as trustees of the Louise B.  Tollefson
Charitable Lead Annuity
    Trust and the Bennett H. Tollefson
    Charitable Lead Unitrust
    140 Royal Palm Way
    Palm Beach, FL 33480
John R. Anderson                                                704                           *
Robert W. Bailey                                                704                           *
Jonathan S. Bannett                                           1,404                           *


                                                       Amount and Nature             Percent of Common Stock
Name                                                      of Ownership                     Outstanding
----                                                      ------------                     -----------

John N. Blackman, Jr.                                     2,011,700 (4)                      21.85%
Mark W. Blackman                                          1,978,378 (5)                      21.49%
Jean H. Goulding                                             23,164                           *
John Kean, Jr.                                                1,564                           *
Costa N. Kensington                                           2,404                           *
Charles A. Mitchell                                          13,700 (6)                       *
William R. Scarbrough                                         1,664                           *
William A. Thorne                                            33,964 (7)                       *
Bennett H. Tollefson                                            802                           *
Louise B. Tollefson                                       1,085,231 (8)                      11.79%
Edward J. Waite, III                                          5,704                           *
Glenn R. Yanoff                                               8,854 (9)                       *
George F. Berg                                                9,750 (6)                       *
Thomas J. Iacopelli                                           8,750 (6)                       *
Paula-Jane Seidman                                               -0-                          *
All directors and officers as a group                     5,188,441(10)                      56.21%
    (18 persons)

* Less than 1% of issued and outstanding Common Stock.

(1) Based on a Schedule 13G dated February 4, 2000 filed with the SEC, Dimensional Fund Advisors Inc. ("Dimensional") has sole voting and investment power with respect to all 636,100 shares owned as of December 31, 1999. Such shares are held for registered investment companies for which Dimensional acts as investment advisor. Dimensional disclaims beneficial ownership of all of these shares.

(2) Howard S. Tuthill, III, as Trustee of the Louise B. Tollefson Florida Intangible Tax Trust, of which Mrs. Tollefson is the sole beneficiary, has filed a report on Schedule 13D disclosing ownership of 1,080,667 shares of Common Stock in connection with certain aspects of estate and tax planning for Louise B. Tollefson.

(3) Robert G. Simses, as co-trustee of the Louise B. Tollefson Charitable Lead Annuity Trust and the Bennett H. Tollefson Charitable Lead Unitrust, has filed a Schedule 13D dated April 10, 2000. The co-trustees of these trusts share voting and dispositive power.

(4) Mr. Blackman is also the Trustee of trusts for the benefit of his minor children which own, in total, 92,822 shares of the Company's Common Stock, which shares are included herein.

(5) Trusts for the benefit of Mr. Blackman's children own, in total, 110,000 shares of the Company's Common Stock and Mr. Blackman's wife owns 60,000 shares of the Company's Common Stock, which shares are included herein.

(6) Of the shares shown as beneficially owned by the following individuals, the amount listed next to each name include shares with respect to which options are currently exercisable by that person:

                           Mr. Berg         -        4,000
                           Mr. Iacopelli    -        8,500
                           Mr. Mitchell     -       13,000

(7) Of the shares shown as beneficially owned by Mr. Thorne, 17,764 shares are held by him individually and 16,200 shares are held by Mr. Thorne and his wife as joint tenants.

(8) This amount includes the 1,080,667 shares owned by the Louise B. Tollefson Florida Intangible Tax Trust. Such shares will be distributed to Mrs. Tollefson on or about April 30, 2000.

(9) Of the shares owned by Mr. Yanoff, 3,254 shares are held by him individually and 5,600 shares are held by Mr. Yanoff and his wife as joint tenants.

(10) Of the 5,188,441 shares indicated as beneficially owned by all directors and officers as a group, 25,500 shares represent shares which could be acquired within 60 days of March 1, 2000 upon exercise of options. These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all directors and officers as a group.

                              CERTAIN TRANSACTIONS

     The Company made payments of $212,259 in 1999 to the firm of Kensington & Ressler L.L.C. for legal services. Costa N. Kensington, a director of the Company, is a member in the firm of Kensington & Ressler L.L.C.

          PROPOSAL NO. 2: AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     On March 15, 2000, the Board of Directors authorized an amendment to eliminate the requirement that the Directors be divided into three classes. Article NINTH of the Company's Certificate of Incorporation would be amended to delete the following sentence: "The Directors of the Corporation shall be divided into three classes."

     [In determining to authorize the amendment and to recommend its approval by the shareholders at the Annual Meeting, the Board of Directors considered a number of factors, including:

          o    the practices of other companies;

          o the prospect that retaining a classified board could have the effect of hindering or otherwise delaying an acquisition or other transaction favored by holders of a substantial amount of the Company Common Stock;

          o the prospect that an annual review of the performance of all Directors by the newly-formed Nominating Committee will enhance the functioning of that Committee; and

          o the Board's belief that a Board of Directors that is not classified may be able to manage the business of the Company more effectively and responsively.

     If the proposed amendment to the Company's Certificate of Incorporation is approved at the Annual Meeting and becomes effective, the term of office of all Directors will expire at the Annual Meeting of Shareholders to be held in 2001.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    PROPOSAL NO. 3: RATIFICATION OF THE RE-APPOINTMENT OF INDEPENDENT PUBLIC
                                  ACCOUNTANTS

     KPMG LLP, the independent public accountants engaged as the principal accountants to audit the Company's financial statements for the fiscal year ended December 31, 1999, has been extended an offer to continue as the Company's independent public accountants for the fiscal year ending December 31, 2000. The Company's Board of Directors, following the recommendations of the Audit Committee, recommends that shareholders ratify the re-appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. If the shareholders do not ratify the re-appointment of KPMG LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

                  THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     Representatives of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                  OTHER MATTERS

     NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

     The expense of this solicitation, which represents the amount normally expended for an uncontested solicitation, will be borne by the Company. In addition to solicitation by mail, there may be solicitation made by directors, officers and regular employees of the Company without additional compensation therefor. The cost of solicitation may include reimbursements to brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses incurred in forwarding proxy material to their principals.

     Effective February 28, 1999, the Company obtained an insurance policy insuring the Directors and officers of the Company and its subsidiaries against certain liabilities they may incur in the performance of their duties and insuring the Company against obligations to indemnify such persons against such liabilities. A one-year policy expiring February 29, 2000 has been obtained from Reliance National Insurance Company at a premium of $35,000. The foregoing information is provided to shareholders of the Company pursuant to Section 726(d) of the New York Business Corporation Law.

          SUBMISSION OF SHAREHOLDER PROPOSALS AND DISCRETIONARY VOTING

     Shareholder proposals intended to be presented at NYMAGIC's Annual Meeting expected to be held onMay 15, 2001, must be received by the Corporate Secretary of NYMAGIC no later than December22, 2000 in order for such proposal to be included in the Board's proxy materials for such meeting. The proponent and the proposal must satisfy the conditions set by the SEC for any such proposal to be included in the Proxy Statement and form of proxy for that meeting.

     The Company did not receive notice by April 3, 2000 that any shareholder proposes to bring any business before the Annual Meeting. Accordingly, the persons named in the enclosed form of proxy will have discretionary authority to vote on any matter that is properly brought before the Annual Meeting other than the election of directors, approval of the amendment to the Company's Certificate of Incorporation to eliminate the requirement that the Directors be divided into three classes and ratification of the re-appointment of independent accountants. Proxies named in the form of proxy used by the Board of Directors in connection with the 2001 Annual Meeting of Shareholders will have discretionary authority to vote on any matter properly brought before that meeting as to which the Company has not received notice by March 6, 2001. If there are shareholder proposals as to which the Company has received notice by that date, the Proxy Statement will advise on the nature of the matter and how the proxies intend to exercise their discretion if those matters are in fact brought before the 2001 Annual Meeting of Shareholders.

                                                     NYMAGIC, INC.

                                                     Paula-Jane Seidman
                                                     Corporate Secretary

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                                PRELIMINARY COPY

                                      PROXY

                                  NYMAGIC, INC

        PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Robert W. Bailey and Paula-Jane Seidman and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NYMAGIC, INC. (the "Company"), to be held at the Company's offices, 330 Madison Avenue, New York, New York, on May 16, 2000, at 9:30 A.M., local time, and at any adjournment thereof, on all matters coming before said meeting.

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This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

Please mark your vote as indicated in this example    [X]

ELECTION OF Jonathan S. Bannett, Mark W. Blackman, Charles A. Mitchell, William
R. Scarbrough, Louise B. Tollefson

(Strike out name(s) of any nominee(s) against whom you are voting) as Directors of the Company to serve for three years until the Company's 2003 Annual Meeting. (Mark only one.)

                             FOR        WITHHOLD AUTHORITY

                             [  ]               [  ]

2. RATIFICATION OF THE RE-APPOINTMENT OF KPMG, LLP as independent accountants of the Company. (Mark only one).

                FOR                 AGAINST             ABSTAIN

                [  ]                  [  ]                [  ]

3. Approval of an amendment to the Company's Certificate of Incorporation to eliminate the requirement that DirectorS be divided into three classes. (Mark only one.)

                FOR                 AGAINST             ABSTAIN

                [  ]                  [  ]                [  ]

4. In their discretion upon any other business which may properly come before the meeting or any adjournment thereof.

                    The undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report dated APRIL [___], 1998.

                    (When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners should each sign.)

                    Date________________________________

                    Signature____________________________

                    Signature____________________________

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